Exhibit 99.1

Keryx Biopharmaceuticals Announces Marketing Approval of Ferric Citrate in Japan

Marketing Approval Triggers Milestone Payment to Keryx

NEW YORK, January 17, 2014 /PRNewswire via COMTEX/ — Keryx Biopharmaceuticals, Inc. (NASDAQ:KERX) today announced that its Japanese partner, Japan Tobacco Inc. (JT), has received manufacturing and marketing approval of ferric citrate from the Japanese Ministry of Health, Labour and Welfare. Ferric citrate, to be marketed in Japan by JT’s subsidiary, Torii Pharmaceutical Co., Ltd., under the brand name Riona®, is indicated as an oral treatment for the improvement of hyperphosphatemia in patients with chronic kidney disease (CKD), including dialysis and non-dialysis dependent CKD.

Under the license agreement with JT and Torii, within 30 days, Keryx will receive a non-refundable payment of $10 million for the achievement of the marketing approval milestone. Keryx will also receive double-digit tiered royalties on net sales of Riona® in Japan, as well as up to an additional $55 million upon the achievement of certain annual net sales milestones.

Ron Bentsur, Chief Executive Officer of Keryx, commented, “This first regulatory approval of ferric citrate is a monumental achievement for the Zerenex program, and we congratulate our partner, JT/Torii, on achieving this important and exciting milestone.” Mr. Bentsur continued, “We believe that Riona® will become the phosphate binder of choice in Japan in both dialysis and pre-dialysis patients.”

The U.S. New Drug Application for Zerenex is currently under review by the Food and Drug Administration with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate coordination complex) from Panion & BF Biotech, Inc. The Company has sublicensed the development of ferric citrate in Japan to JT and Torii.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease (CKD) on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. The Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending. The Company is also developing Zerenex in the U.S. for the management of elevated phosphorus and iron deficiency anemia in patients with Stage 3 to 5 non-dialysis dependent CKD. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has received marketing approval of ferric citrate (branded Riona®) in Japan for the improvement of hyperphosphatemia in patients with CKD, including dialysis and non-dialysis dependent CKD. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex, regulatory submissions and approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA ultimately deny approval of the U.S. NDA, and/or MAA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether Riona® will be successfully launched and marketed by our Japanese partner, JT and Torii; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.